Exhibit 99.1

Darling International Inc.

News Release
August 16, 2004

DARLING INTERNATIONAL INC. ANNOUNCES
INCREASED SECOND QUARTER PROFITS

        Irving, Texas , August 16, 2004: Darling International Inc. (AMEX: DAR) reported increased sales and earnings for its 2004 fiscal second quarter and six months ended July 3, 2004 as compared to the same periods of the prior year.

        For the 2004 second quarter, the Company's net sales grew 16.6% to $91.5 million as compared to $78.5 million for the 2003 second quarter. Increases in finished product prices accounted for the majority of the $13.0 million net sales increase. For the 2004 second quarter, the Company reported net income of $4.5 million as compared to $3.2 million for the 2003 comparable period. The $1.3 million increase in net income for the 2004 second quarter resulted primarily from increases in finished product prices, which more than offset increases in cost of sales, interest expense and a loss of $1.7 million in other expenses related to the early redemption of preferred stock. Darling International Chairman and CEO, Randall Stuewe, noted that "While commodity prices continued in our favor, the second quarter reflected solid performance in all areas of our business."

         For the six months ended July 3, 2004, the Company's reported net sales grew 14.9% to $169.2 million as compared to $147.2 million for the 2003 comparable period. Increases in finished product prices accounted for the majority of the $22.0 million net sales increase. For the six months ended July 3, 2004, the Company reported net income of $8.4 million as compared to $6.6 million for the 2003 comparable period. The $1.8 million increase in net income for the period resulted from increases in finished product prices, which more than offset increases in cost of sales and interest expense.

         Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        The Company’s shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on August 13, 2004, Darling stock closed at $4.02 per share.

{ This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. }

Darling International Inc.
Consolidated Operating Results
For the Periods Ended July 3, 2004 and June 28, 2003
(Dollars in thousands, except per share amounts)
(Unaudited)

                                             Three Months Ended                   Six Months Ended
                                     ---------------------------------   -----------------------------------
                                                           $ Change                             $ Change
                                      July 3,  June 28,    Favorable      July 3,    June 28,   Favorable
                                       2004      2003    (Unfavorable)     2004        2003   (Unfavorable)
                                     ---------------------------------   -----------------------------------
Net sales ......................     $91,509    $78,536    $12,973       $169,233    $147,187    $22,046
Costs and expenses:
    Cost of sales and operating
       expenses ................      67,309     60,033     (7,276)       125,528     111,083    (14,445)
    Selling, general and
       administrative expenses .       9,175      8,879       (296)        18,193      17,399       (794)
    Depreciation and
       amortization ............       3,971      3,623       (348)         7,746       7,280       (466)
                                     -------    -------    --------      --------    --------   ---------
        Total costs and expenses      80,455     72,535     (7,920)       151,467     135,762    (15,705)
                                     -------    -------    --------      --------    --------   ---------
Operating income ...............      11,054      6,001      5,053         17,766      11,425      6,341
                                     -------    -------    --------      --------    --------   ---------
Other income (expense):
     Interest expense ..........      (1,800)      (419)    (1,381)        (3,560)       (911)    (2,649)
     Other, net ................      (1,734)      (453)    (1,281)          (339)        130       (469)
                                     -------    -------    --------      --------    --------   ---------
        Total other expense ....      (3,534)      (872)    (2,662)        (3,899)       (781)    (3,118)
                                     -------    -------    --------      --------    --------   ---------

Income before income taxes  ....       7,520      5,129      2,391         13,867      10,644      3,223
Income taxes ...................      (3,054)    (1,949)    (1,105)        (5,466)     (4,045)    (1,421)
                                     -------    -------    --------      --------    --------   ---------
Net income .....................       4,466      3,180      1,286          8,401       6,599      1,802
Preferred dividends and
  accretion (1) ................           -       (342)       342              -        (697)       697
                                     -------    -------    --------      --------    --------   ---------
Net income applicable to
  common shareholders ..........     $ 4,466    $ 2,838    $ 1,628        $ 8,401     $ 5,902    $ 2,499
                                     =======    =======    ========      ========    ========   =========

Basic income  per share ........     $  0.07    $  0.05    $  0.02        $  0.13     $  0.10    $  0.03
                                     =======    =======    ========      ========    ========   =========
Diluted income  per share ......     $  0.07    $  0.05    $  0.02        $  0.13     $  0.09    $  0.04
                                     =======    =======    ========      ========    ========   =========

  (1) Pursuant to SFAS 150, beginning in the third quarter of fiscal 2003, on a prospective basis, preferred stock dividends and accretion are included in interest expense.  Approximately $0.1 million of dividends and accretion are included in interest expense for the second quarter and $0.4 million for the six months ended July 3, 2004.

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FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300